Exhibit 99.1

United to Hold Live Webcast of Full-Year and

Fourth-Quarter 2014 Financial Results

Special Charges Summary for Fourth Quarter 2014

CHICAGO, Jan. 15, 2015 – United Airlines will hold a conference call to discuss full-year and fourth-quarter 2014 financial results on Thursday, Jan. 22, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Fourth-Quarter Special Charges

The company expects to record special charges of $226 million ($232 million before income taxes) for the fourth quarter of 2014. Details are as follows (in millions):

Three Months Ended Dec. 31, 2014
Severance and benefit costs	$141
Integration-related costs	17
Impairment of assets	16
Other special charges	5

Subtotal special charges recorded as part of Operating Expense	179
Non-operating loss on extinguishment of debt and other, net	53

Subtotal special charges	232
Income tax benefit	6

Total special charges, net of income taxes	$226

Severance and benefit costs: The company recorded $141 million of costs related primarily to a voluntary early-out program for its flight attendants. More than 2,500 participants elected a one-time opportunity to voluntarily separate from the Company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates from Nov. 30, 2014 through the end of 2015. The company will record additional expense associated with this program through 2015 over the remaining required service periods.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training.

UAL to Hold Live Webcast of Fourth-Quarter 2014 Results / Page 2

Impairment of assets: The company recorded a charge of $16 million ($10 million net of related income tax benefits) related to its annual assessment of impairment of its indefinite-lived intangible assets (primarily international Pacific routes).

Loss on extinguishment of debt and other special charges, net: On Oct. 10, 2014, United used cash to retire, at par, the entire $248 million principal balance of the 6% Convertible Junior Subordinated Debentures and the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES). The $53 million expense is primarily associated with the write off of non-cash debt discounts recorded on the TIDES due to purchase accounting during the merger with Continental Airlines in 2010.

About United

United Airlines and United Express operate an average of 5,055 flights a day to 373 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 50 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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